Exhibit 5.1

[Goodwin Procter LLP letterhead]

September 12, 2017

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-213027) (as amended or supplemented, the “Registration Statement”) filed on August 9, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) debt securities (the “Debt Securities”) of MPT Operating Partnership, L.P., a Delaware limited partnership, and MPT Finance Corporation, a Delaware corporation (the “Issuers”) and (ii) the guarantee of the Debt Securities (the “Guarantee”) by Medical Properties Trust, Inc., a Maryland corporation (the “Guarantor”). The Debt Securities and the Guarantee are collectively referred to herein as the Securities. The Registration Statement became effective upon filing with the Commission on August 9, 2016. Reference is made to our opinion letter dated August 9, 2016 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 11, 2017 by the Issuers and the Guarantor with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Issuers of $1,400,000,000 aggregate principal amount of Debt Securities in the form of 5.000% Senior Notes due 2027 (the “Notes”) and the Guarantee thereof by the Guarantor (the “Note Guarantee”). We understand that the Notes and the Note Guarantee are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Guarantor.

We refer to the Twelfth Supplemental Indenture, which is anticipated to be dated on or about September 21, 2017, that is to be entered into by the Issuers, the Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”), establishing the terms of the Notes and the Note Guarantee thereunder, in a form consistent with that authorized by the Issuers, (the “Supplemental Indenture”). The Supplemental Indenture will amend and supplement the Indenture, dated as of October 10, 2013, by and among the Issuers, the Guarantor, certain subsidiaries of the Issuers and the Trustee (as amended and supplemented by the Supplemental Indenture, the “Indenture”).

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

September 12, 2017

The opinions set forth below are limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law), the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law), the Delaware Revised Uniform Limited Partnership Act and the law of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the due execution and delivery of the Supplemental Indenture by each of the Issuers, the Guarantor and the Trustee and the execution, authentication and issuance of the Notes against payment therefor in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms; and

2.	Upon the due execution and delivery of the Supplemental Indenture by each of the Issuers, the Guarantor and the Trustee and the execution and issuance of the Note Guarantee in accordance with the terms of the Indenture, the Note Guarantee will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. In addition, we express no opinion on any provision of the Indenture, the Notes or the Note Guarantee relating to waivers (including, without limitation, the waiver by any party of any right to trial by jury) to the extent such waivers may be held unenforceable, or as to the validity, binding effect and enforceability of provisions in the Indenture or the Notes relating to the choice of forum for resolving disputes.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to Medical Properties Trust, Inc.’s and MPT Operating Partnership L.P.’s combined Current Report on Form 8-K filed September 12, 2017, which will be incorporated by reference into the Registration Statement and to the references to our firm therein under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP